EXHIBIT 99.1
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                                                                 Midwest Centre
                                                          501 West North Avenue
                                                        Melrose Park, IL  60160
                                                  708-865-1053 fax 708-865-7273

PRESS RELEASE

For further information, please contact:
Brad A. Luecke, President and Chief Executive Officer
(708) 456-8843

                EDWARD H. SIBBALD NAMED EXECUTIVE VICE PRESIDENT
                         AT MIDWEST BANC HOLDINGS, INC.

Melrose Park, IL (September 12, 2000)--Midwest Banc Holdings, Inc. (Nasdaq:
MBHI), a community-based bank holding company, reported today that the Board of Directors named Edward H. Sibbald as Executive Vice President and Director-Marketing and Investor Relations. He will report directly to Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc.

Previously, Mr. Sibbald served as Senior Vice President and Chief Financial Officer and played a leading role in the successful initial public offering of common stock in 1998 and a trust preferred stock issue completed in June 2000.

In his new capacity, he will be responsible for all marketing activities of Midwest Banc Holdings, Inc. and its subsidiaries. He will also be responsible for developing and managing a proactive investor relations program with security analysts, brokers, shareholders and institutional investors. He also serves as a director of Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

Mr. Sibbald initially joined Midwest Banc Holdings, Inc. as Senior Vice President-Administration in 1991. Prior to joining Midwest Banc Holdings, Inc., he had twenty years management experience in corporate finance, banking and consulting with Chase Manhattan Bank, N.A. in New York and Contel Corporation and Bank Management Resources in Atlanta.

He earned a B.A. in Political Science from Fordham University in New York and an MIA/MBA in Finance from Columbia University Graduate School of Business Administration and the School of International Affairs in New York.

Midwest Banc Holdings, Inc. provides a wide range of commercial and consumer banking services, trust services, residential mortgage origination, insurance and securities brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.
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